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Bill Rhodes Appointed to the Regions Financial Corp. and Regions Bank Boards of Directors

Longtime AutoZone executive will join the Regions Boards effective March 1, 2024.

BIRMINGHAM, Ala. – Feb. 14, 2024 – Regions Financial Corp. (NYSE:RF) on Wednesday announced former AutoZone President and CEO Bill Rhodes has been appointed to serve on the boards of Regions Financial Corp. and its subsidiary, Regions Bank. Rhodes’ term on the Regions boards will begin March 1, 2024.

An experienced corporate executive, Rhodes in January concluded a successful 18-year tenure as President and CEO of AutoZone, where he continues to serve as Executive Chairman. Rhodes has been with AutoZone for 29 years overall. Over the course of Rhodes’ tenure as President and CEO, AutoZone roughly doubled its number of auto parts stores, grew its workforce to approximately 120,000 people, increased revenues by more than three times and consistently enhanced its online presence and services.

Prior to being named as AutoZone’s CEO, Rhodes served in a variety of executive roles for the Memphis-based company, including leading store operations as well as overseeing the supply chain, information technology and finance departments. Rhodes began his career with Ernst & Young.

Bill Rhodes has been appointed to the Regions Financial Corp. and Regions Bank Board of Directors, effective March 1, 2024.

“Throughout his career, Bill has provided strategic leadership that led to strong business growth. And he’s never lost sight of the crucial importance of consistently creating positive customer experiences,” said Charles McCrary, Chair of the Regions Financial Corp. and Regions Bank Boards. “That makes Bill an ideal fit for Regions’ culture. We are committed to sound corporate governance that values the needs of all our stakeholders. Every day, our teams are delivering soundness, profitability and growth as we provide financial solutions for our customers and communities. And we know Bill’s experience and insights will help Regions build on its growth and deliver even greater value for the people and places we serve.”

Rhodes is a graduate of the University of Tennessee at Martin with a Bachelor of Science in Business Administration and Accounting. He earned a Master of Business Administration from the University of Memphis.

Having lived in Memphis for over 50 years, Rhodes is active in the community and serves on several industry and nonprofit boards. He is the current chair of the Coalition for Auto Repair Equality and serves on boards of the Retail Industry Leaders Association, Youth Programs, Inc., the National Civil Rights Museum, and the University of Tennessee Board of Trustees, and is a member of the J.R. Hyde III Family Foundation Board of Trustees.

“Regions Bank has built impressive customer loyalty by staying true to its mission to make life better for customers, communities, associates and shareholders,” Rhodes said. “The company is operating from a position of strength as it serves fast-growing, highly attractive markets across the Southeast, the Midwest and Texas. We have a tremendous opportunity to build on Regions’ solid foundation, and I look forward to collaborating with company leaders as we generate consistent, sustainable performance on behalf of everyone we serve.”

With the addition of Rhodes, the Regions Boards will consist of 15 members. Upon joining the Regions Boards, Rhodes will serve on the Audit Committee and the Compensation and Human Resources Committee.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes supporting both Regions Financial Corp. and Regions Bank. Board members have adopted comprehensive Corporate Governance Principles to guide their oversight and independent governance. The Corporate Governance Principles affirm the Boards will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure the Boards maintain an appropriate mix of skills and characteristics to meet the needs of Regions and the people it serves.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $152 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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